EXHIBIT 11




                                PLC SYSTEMS INC.
                        CALCULATION OF NET LOSS PER SHARE
                      (In thousands except per share data)



                                                         Three Months Ended                    Nine Months Ended
                                                            September 30,                         September 30,
                                                            -------------                         -------------

                                                       1997             1996                1997              1996
                                                       ----             ----                ----              ----
Weighted average number of
common shares outstanding                             16,836           16,499              16,673            16,331
Common stock equivalents (1)                             -                -                   -                 -
                                                 -----------       ----------          ----------        ----------
Shares used to compute net
loss per share                                        16,836           16,499              16,673            16,331
Net loss                                            $(3,562)           $(562)            $(9,281)           $ (188)

Net loss per share                                   $(0.21)          $(0.03)             $(0.56)           $(0.01)



(1) The net loss per share is calculated using the weighted average number of shares outstanding during the period and does not include common stock equivalents as their inclusion would be antidilutive.